As filed with the Securities and Exchange Commission on September 7, 2012
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASIA ENTERTAINMENT & RESOURCES LTD.

 (Exact Name of Registrant as Specified in Charter)

Cayman Islands	NA
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Unit 605, East Town Building
16 Fenwick Street
Wanchai, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

Asia Entertainment & Resources Ltd. 2011 Omnibus Securities and Incentive Plan

(Full title of the plan)

Leong Siak Hung, Chief Executive Officer
Asia Entertainment & Resources Ltd.
Unit 605, East Town Building
16 Fenwick Street
Wanchai, Hong Kong

(Name and address of agent for service)

852-2111-9220
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Ordinary Shares, par value $.0001 per share	200,000	$3.38	$676,000	$77.47

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement registers an indeterminate number of additional shares of common stock that may be issuable as a result of a stock split, stock dividend, or similar transaction involving the registrant’s common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s ordinary shares as reported on the NASDAQ Global Market on September 4, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The purpose of the Asia Entertainment & Resources Ltd. 2011 Omnibus Securities and Incentive Plan (the “2011 Incentive Plan”) is to assist Asia Entertainment & Resources Ltd. (the “Company”) to attract, retain and provide incentives to key management employees and nonemployee directors of, and nonemployee consultants, to the Company and its affiliates, and to align the interests of such employees, nonemployee directors and nonemployee consultants with those of the Company’s shareholders. Awards under the 2011 Incentive Plan are limited in the aggregate to 200,000 ordinary shares.

General Description of the 2011 Incentive Plan

The following is a summary of the material provisions of the 2011 Incentive Plan and is qualified in its entirety by reference to the complete text of the 2011 Incentive Plan, a copy of which is included as an exhibit to this registration statement.

Administration. The 2011 Incentive Plan is administered by a committee (the “Committee”) designated by the Board of Directors, which shall consist solely of three (3) or more Directors who are each (i) “outside directors” (“Outside Directors”) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) “non-employee directors” within the meaning of Rule 16b-3 (“Non-Employee Directors”) and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the Board of Directors or the Committee may delegate to a committee of one or more members of the Board of Directors who are not (x) Outside Directors, the authority to grant awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award, or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. The Board of Directors has determined that the Company’s Compensation Committee shall act as the Committee to administer the 2011 Incentive Plan. If a member of the Committee shall be eligible to receive an award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own award. Among other things, the Committee has complete discretion, subject to the terms of the 2011 Incentive Plan, to determine the employees, non-employee directors and non-employee consultants to be granted an award under the 2011 Incentive Plan, the type of award to be granted, the number of ordinary shares subject to each award, the exercise price under each option and base price for each SAR (as defined below), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the ordinary shares underlying the award, and the required withholdings, if any. The Committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2011 Incentive Plan.

Grant of Awards; Shares Available for Awards. The 2011 Incentive Plan provides for the grant of awards which are distribution equivalent rights, incentive share options, non-qualified share options, performance shares, performance units, restricted shares, restricted share units, share appreciation rights (“SARs”), tandem share appreciation rights, unrestricted shares or any combination of the foregoing, to key management employees and nonemployee directors of, and nonemployee consultants of, the Company or any of its subsidiaries (each a “participant”); however, solely employees of the Company or its subsidiaries are eligible for awards which are incentive share options. The Company has reserved a total of 200,000 shares for issuance as or under awards to be made under the 2011 Incentive Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall again be available for the grant of a new award. The 2011 Incentive Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the 2011 Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2011 Incentive Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The number of shares for which awards which are options or SARs may be granted to a participant under the 2011 Incentive Plan during any calendar year is limited to 10,000.

Future new hires, non-employee directors and additional non-employee consultants would be eligible to participate in the 2011 Incentive Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

As of September 6, 2012, an aggregate of 50,400 unrestricted ordinary shares have been granted to our current and former directors and officers during 2010 and 2011 for their services during 2010 and 2011, and 149,600 remain available for issuance.

Options. The term of each option shall be as specified in the option agreement; provided, however, that except for options which are incentive share options (“ISOs”) granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company or the parent or a subsidiary of the Company (a “ten percent shareholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant.

The price at which an ordinary share may be purchased upon exercise of an option shall be determined by the Committee; provided, however, that such option price (i) shall not be less than the fair market value of an ordinary Share on the date such option is granted, and (ii) shall be subject to adjustment as provided in the 2011 Incentive Plan. The Committee or the Board of Directors shall determine the time or times at which or the circumstances under which an option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which ordinary shares will be delivered or deemed to be delivered to participants who exercise options.

Options which are ISOs are required to comply in all respects with Section 422 of the Code. In the case of ISOs granted to a ten percent shareholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a Share on the date such ISO is granted. The term of an ISO may not exceed 10 years (5 years in the case of an ISO granted to a ten percent shareholder). ISOs may solely be granted to employees. In addition, the aggregate fair market value of the Shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

Restricted Share Awards. A restricted share award is a grant or sale of ordinary shares to the participant, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee or the Board may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee or the Board of Directors may determine at the date of grant or purchase or thereafter. Except to the extent restricted under the terms of the 2011 Incentive Plan and any agreement relating to the restricted share award, a participant who is granted or has purchased restricted shares shall have all of the rights of a shareholder, including the right to vote the restricted shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee or the Board of Directors). During the restricted period applicable to the restricted shares, subject to certain exceptions, the restricted shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of by the participant.

Unrestricted Share Awards. Pursuant to the terms of the applicable unrestricted share award agreement, a holder may be awarded (or sold) ordinary shares which are not subject to restrictions, in consideration for past services rendered thereby to the Company or an affiliate or for other valid consideration.

Restricted Share Units Awards. The Committee shall set forth in the applicable restricted share unit award agreement the individual service-based or performance-based vesting requirement which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the Holder. Such payment shall be subject to a “substantial risk of forfeiture” as described under Section 409A of the Code. At the time of such award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted share unit shall be entitled to receive a cash payment equal to the fair market value of an ordinary share, or one (1) ordinary share, as determined in the sole discretion of the Committee and as set forth in the restricted share unit award agreement, for each restricted share unit subject to such restricted share unit award, if and to the extent the applicable vesting requirement is satisfied. Such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted share unit first becomes vested.

Performance Unit Awards. The Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or the Company would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. Such payment shall be subject to a “substantial risk of forfeiture” as described under Section 409A of the Code. At the time of such award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

Performance Share Awards. The Committee shall set forth in the applicable performance share award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or the Company would be required to satisfy before the holder would become entitled to the receipt of ordinary shares pursuant to such holder’s performance share award and the number of ordinary shares subject to such performance share award. Such payment shall be subject to a “substantial risk of forfeiture” as described under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such ordinary shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such goals and objectives relate. At the time of such award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance share award shall have no rights as a shareholder of the Company until such time, if any, as the holder actually receives ordinary shares pursuant to the performance share award.

Distribution Equivalent Rights. The Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional ordinary shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” as described under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or ordinary shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the holder’s interest in the award vests. Distribution equivalent rights awards may be settled in cash or in ordinary shares, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award, whereby, if so awarded, such distribution equivalent rights award shall expire, terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest was credited), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.

Share Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, the excess of (A) the fair market value of the number of ordinary shares subject to the SAR on the date of exercise, over (B) the product of the number of ordinary shares subject to the SAR multiplied by the base value under the SAR, as determined by the Committee or the Board. The base value of a SAR shall not be less than the fair market value of an ordinary share on the date of grant. If the Committee grants a share appreciation right which is intended to be a tandem SAR, additional restrictions apply.

Reorganization. Subject to certain restrictions, the 2011 Incentive Plan provides for the adjustment of ordinary shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of ordinary shares underlying an award theretofore granted, the Company shall effect a subdivision or consolidation of the ordinary shares or the payment of an ordinary share dividend on ordinary shares without receipt of consideration by the Company. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of ordinary shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of ordinary shares then covered by such award. The 2011 Incentive Plan also provides for the adjustment of shares underlying awards previously granted by the Board of Directors in the event of changes to the outstanding ordinary shares by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split ups, spin offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination. The 2011 Incentive Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors may terminate the 2011 Incentive Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2011 Incentive Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Board of Directors shall have the right to alter or amend the 2011 Incentive Plan or any part of the 2011 Incentive Plan from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the ordinary shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the 2011 Incentive Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the 2011 Incentive Plan, materially increase the number of ordinary shares subject to the 2011 Incentive Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain repricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to cause the benefits under the 2011 Incentive Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to exempt the 2011 Incentive Plan or any Award from Section 409A of the Code).

Certain U.S. Federal Income Tax Consequences of the 2011 Incentive Plan

The following is a general summary of the U.S. federal income tax consequences under current tax law to the Company, were it subject to U.S. federal income taxation, and to participants under the 2011 Incentive Plan who are individual citizens or residents of the United States for U.S. federal income tax purposes (“U.S. participants”) of options, which include ISOs and non-qualified share options, SARs, restricted shares, performance shares, performance units, restricted share units, dividend equivalent rights and unrestricted shares. It does not purport to cover all of the special rules that may apply, including special rules relating to limitations on the ability of the Company, were it subject to U.S. federal income taxation, to deduct certain compensation for U.S. federal income tax purposes, special rules relating to deferred compensation, golden parachutes, participants subject to Section 16(b) of the Exchange Act and the exercise of a share option with previously-acquired ordinary shares of the Company. This summary assumes that U.S. participants will hold their ordinary shares as capital assets within the meaning of Section 1221 of the Code. This summary does not address the application of the passive foreign investment company rules of the Code to U.S. participants, which are discussed generally in the Company’s most recent Form 20-F as filed with the Securities and Exchange Commission (the “SEC”). In addition, this summary does not address the foreign, state or local income or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the 2011 Incentive Plan or ordinary shares issued pursuant thereto. Participants are urged to consult their own tax advisors concerning the tax consequences to them of an award under the 2011 Incentive Plan or ordinary shares issued pursuant thereto.

A U.S. participant generally does not recognize taxable income upon the grant of an option. Upon the exercise of a non-qualified share option, the participant generally recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the ordinary shares acquired on the date of exercise over the exercise price therefor, and the Company would be entitled to a deduction for such amount at that time. If the U.S. participant later disposes the ordinary shares acquired under a non-qualified share option, the U.S. participant generally recognizes a long-term or short-term gain or loss, depending upon the period for which the ordinary shares were held thereby. A long-term capital gain generally is subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations. Upon the exercise of an ISO, a U.S. participant generally does not recognize taxable income. If the U.S. participant disposes of the ordinary shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the U.S. participant, the U.S. participant generally recognizes a long-term capital gain or loss, and the Company would not be entitled to a deduction. However, if the U.S. participant disposes of such ordinary shares prior to the end of the required holding period, all or a portion of the gain is treated as ordinary income, and the Company, were it subject to U.S. federal income taxation, generally would be entitled to deduct such amount.

In addition to the U.S. federal income tax consequences described above, the U.S. participant may be subject to the alternative minimum tax (“AMT”), which is payable to the extent it exceeds the U.S. participant’s regular income tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the ordinary shares for which the ISO is exercised over the exercise price for such ordinary shares is a preference item for purposes of the AMT. In addition, the U.S. participant’s basis in such ordinary shares is increased by such excess for purposes of computing the gain or loss on the disposition of the ordinary shares for AMT purposes. If a U.S. participant is required to pay any AMT, the amount of such tax which is attributable to deferral preferences (including any ISO adjustment) generally may be allowed as a credit against the participant’s regular income tax liability (and, in certain cases, may be refunded to the participant) in subsequent years. To the extent the credit is not used, it may be carried forward.

A U.S. participant who receives a grant of restricted ordinary shares or who purchases restricted ordinary shares, which ordinary shares, in either case, are subject to a substantial risk of forfeiture and certain transfer restrictions, generally does not recognize income on the receipt of the grant or the purchased restricted ordinary shares and generally recognizes ordinary compensation income at the time the restrictions lapse in an amount equal to the excess, if any, of the fair market value of the shares at such time over any amount paid by the U.S. participant for the ordinary shares. Alternatively, the U.S. participant may elect to be taxed upon receipt of the restricted ordinary shares based on the value of the ordinary shares at the time of receipt. The Company generally would be entitled to deduct such amount at the same time as ordinary compensation income is required to be included by the U.S. participant and in the same amount. Dividends received with respect to restricted ordinary shares generally are treated as compensation, unless the U.S. participant elects to be taxed on the receipt (rather than the vesting) of the restricted ordinary shares.

A U.S. participant generally does not recognize income upon the grant of an SAR. The U.S. participant recognizes ordinary compensation income upon the exercise of the SAR equal to the increase in the value of the underlying ordinary shares, and the Company generally would be entitled to a deduction for such amount.

A U.S. participant generally does not recognize income on the receipt of a performance shares award, performance units award, restricted share units award, unrestricted shares award, or dividend equivalent right award until a payment is received under the award. At such time, the U.S. participant recognizes ordinary compensation income equal to the amount of any cash payments and the fair market value of any ordinary shares received, and the Company generally would be entitled to deduct such amount at such time.

Additional Information

Participants may obtain additional information about the 2011 Incentive Plan and its administrators by directing inquiries in writing to Asia Entertainment & Resources Ltd., Compensation Committee, Unit 605, East Town Building, 16 Fenwick Street, Wanchai, Hong Kong.

The documents containing the information specified in Item 1 will be sent or given to participants in the 2011 Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. In addition, the documents incorporated by reference into Part 3 of this Registration Statement on Form S-8 will be sent to the participants in the 2011 Incentive Plan upon written or oral inquiry without charge. Requests should be directed by writing to Asia Entertainment & Resources Ltd., Compensation Committee, Unit 605, East Town Building, 16 Fenwick Street, Wanchai, Hong Kong, or by telephone at 852-2111-9220. All of these documents are incorporated by reference in this Registration Statement on Form S-8 and, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act with respect to the 2011 Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents of the Company, filed with the SEC, are incorporated by reference into this Registration Statement, except as superseded, supplemented or modified by this prospectus:

a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the Commission on March 16, 2012;

b)	The Company’s Reports of Foreign Private Issuer on Form 6-K, filed with the Commission on March 19, 2012, May 11, 2012, May 14, 2012, May 29, 2012, July 31, 2012, August 13, 2012 and August 14, 2012 (except to the extent such report are furnished but not filed with the Commission).

c)	The description of the Company’s Ordinary Shares contained in its Post-Effective Amendment on Form F-3 to Registration Statement on Form F-1, as amended, under the Securities Act of 1933, as amended (the “Securities Act”), as originally filed with the SEC on May 31, 2011 (Registration No. 333-166860) under the heading “Description of Securities” and any amendment or reports filed for the purpose of updating such description;

d)	Any Form 20-F, 10-K, 10-Q or 8-K filed with the SEC after the date of this prospectus and prior to the termination of this offering of securities (except to the extent such reports are furnished but not filed with the SEC); and

e)	Any Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

f)	All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering of securities.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Cayman Islands law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, and amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, except where there has been fraud or dishonesty or willful neglect or willful default. Our Second Amended and Restated Memorandum and Articles of Association provide that each member of our Board of Directors, officer and agent shall be indemnified out of our assets against any liability incurred by him or her as a result of any act or failure to act in carrying out his or her functions other than such liability (if any) that he or her may incur by his or her own fraud or willful default and that no such director, agent or officer shall be liable to us for any loss or damage in carrying out his or her functions unless that liability arises through the fraud or willful default of such director, officer or agent. Our Second Amended and Restated Memorandum and Articles of Association do not eliminate any of our director’s fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited us and our shareholders. This provision, however, will not eliminate or limit liability arising under United States federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is therefore unenforceable. It should be noted, however, that the opinion of the SEC is not binding on courts and courts, particularly those of jurisdictions other than the United States, may determine otherwise.

We have entered into indemnification agreements separately with each of our current directors and officers that provide, in consideration of the director or officer continuing to serve us in his current capacity, for us to indemnify, and advance expenses to, him or her to the fullest extent permitted by law in effect on the date of execution of the agreements or to such greater extent as applicable law may thereafter permit. The rights of indemnification apply if, by reason of such person’s position as an officer or director of us or any of our subsidiaries, he or she was or is threatened to be made, a party to any threatened, pending or completed legal proceeding. With respect to proceedings other than one brought by or in our right (i.e., a shareholders’ derivative proceeding), the indemnification covers expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with any such proceeding or any claim, issue or matter therein, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to proceedings brought by or in our right, the indemnification covers expenses and amounts paid in settlement (such settlement amounts not to exceed, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by him or her or on his or her behalf in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, no indemnification against such expenses or amounts paid in settlement shall be made in respect of any claim, issue or matter in any such proceeding as to which indemnified person has been adjudged to be liable to us if applicable law prohibits such indemnification unless the court in which such proceeding shall have been brought, was brought or is pending, shall determine that indemnification against expenses or amounts paid in settlement may nevertheless be made by us. We will advance an indemnified person reasonable and substantiated expenses, judgments, penalties and fines and amounts paid in settlement in advance of a final determination of liability upon such person agreeing to repay amounts advanced in the event of an ultimate determination that he or she is not entitled to be indemnified with respect to the amounts advanced. The rights of the indemnitees under the agreements are not deemed exclusive of any other rights they may be entitled to under applicable law, our memorandum and articles of association, any agreement, vote of shareholders or resolution of directors or otherwise. Each agreement will remain in effect until the later of ten years after the date the indemnitee shall have ceased to serve as a director or officer or the final determination of all pending proceedings.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description
4.1	Specimen Ordinary Share Certificate(1)
5.1	Opinion of Maples and Calder
10.1	Asia Entertainment & Resources Ltd. 2011 Omnibus Securities and Incentive Plan (2)
23.1	Consent of Maples and Calder (included in Exhibit 5.1)
23.2	Consent of UHY LLP, independent registered public accounting firm
23.3	Consent of AJ. Robbins, PC, independent registered public accounting firm
24.1	Power of Attorney (included on signature pages hereto)

(1)        Filed as an exhibit to Amendment No. 5 to registrant’s Registration Statement on Form S-1 filed on July 8, 2008.

(2)        Filed as Annex A to Exhibit 99.1 to the Report on Form 6-K filed on November 3, 2011 and incorporated by reference herein.

Item 9. Undertakings

(a)  The Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region, People’s Republic of China, on the 7th day of September, 2012.

ASIA ENTERTAINMENT & RESOURCES LTD.

By:	/s/ Raymond Li Chun Ming
Name: Raymond Li Chun Ming
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Li Chun Ming and Leong Siak Hung as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments to this registration statement, and registration statements filed pursuant to Rule 462 and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Lam Man Pou	Director (Chairman of the Board)	September 7, 2012
Lam Man Pou

/s/ Leong Siak Hung	Chief Executive Officer (Principal Executive	September 7, 2012
Leong Siak Hung	Officer) and Director

/s/ Li Chun Ming, Raymond	Chief Financial Officer (Principal Financial and	September 7, 2012
Li Chun Ming, Raymond	Accounting Officer) and Director

/s/ Vong Hun Kun	Director	September 7, 2012
Vong Hun Kun

/s/ Peter Li	Director	September 7, 2012
Peter Li

/s/ James R. Preissler	Director	September 7, 2012
James R. Preissler

/s/ Yeung Lun, Allan	Director	September 7, 2012
Yeung Lun, Allan

/s/ João Manuel Santos Ferreira	Director	September 7, 2012
João Manuel Santos Ferreira

/s/ Chui Vai Hou, George	Director	September 7, 2012
Chui Vai Hou, George

Exhibit Index

Exhibit No.	Description
4.1	Specimen Ordinary Share Certificate(1)
5.1	Opinion of Maples and Calder
10.1	Asia Entertainment & Resources Ltd. 2011 Omnibus Securities and Incentive Plan (2)
23.1	Consent of Maples and Calder (included in Exhibit 5.1)
23.2	Consent of UHY LLP, independent registered public accounting firm
23.3	Consent of AJ. Robbins, PC, independent registered public accounting firm
24.1	Power of Attorney (included on signature pages hereto)

(1)       Filed as an exhibit to Amendment No. 5 to registrant’s Registration Statement on Form S-1 filed on July 8, 2008.

(2)       Filed as Annex A to Exhibit 99.1 to the Report on Form 6-K filed on November 3, 2011 and incorporated herein by reference.